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                              LETTER OF ENGAGEMENT
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1.   GE Medical Systems ("GEMS") wishes to engage HealthGate Data Corp.
     ("HealthGate") to develop a demonstration Web site to be called "planetRAD(TM)" for the RSNA annual meeting and exposition.

2. The parties shall mutually agree upon the design, features, and functionality of the demonstration site. Notwithstanding the foregoing, the demonstration site shall not be a fully functional site, according to generally accepted industry standards, but shall be adequate to demonstrate the potential features that could be released on a fully functional Web site.

3. GEMS shall remit to HealthGate $108,000 for the development and maintenance of the demonstration site within fourteen (14) days of invoice. HealthGate shall submit to GEMS an invoice detailing services rendered on or before December 6, 1999 in order to provide sufficient time to process payment before fiscal year closing.

4. HealthGate agrees to deliver the demonstration site on or before November 27, 1999; and to maintain site functionality, including email autoforwarding and registration/survey databases until 1 January 2000; or such longer time as may be provided for in a subsequent agreement for the development and maintenance of a fully functional planetRAD site.

5. The General Electric Company retains all rights to "planetRAD" (and variations of such name) as its trademark, service mark or trade name. HealthGate acknowledges that it receives no license or other grant of any right to use "planetRAD," "GE," "GE Medical Systems," "General Electric," or other marks or names of the General Electric Company, or as may be authorized by other agreements between the parties.

6. As between GEMS and HealthGate, all registration/survey data and compilations of such data acquired or developed from the demonstration Web site are the property of GEMS. Prior to the shutdown of the demonstration Web site (unless such data will be maintained by HealthGate as may be provided for in a subsequent agreement for the development and maintenance of a fully functional planetRAD site), HealthGate shall provide to GEMS an electronic copy of all such information, in a format that should be mutually agreed to by the parties..

7. GEMS shall own the "look and feel" of the demonstration site, as well as any GEMS-supplied content. HealthGate shall retain all rights and title to any software used to develop the demonstration site, but agrees to allow GEMS a royalty free license to use such software for demonstrating the planetRAD demonstration site.

8. The parties agree that they are independent contractors and neither party shall have the power to bind or obligate the other.

9. HealthGate shall have the right to bid on the development of a fully functional planetRAD site if GEMS wishes to develop such a site.


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Accepted and Agreed to:

GE Medical Systems                          HealthGate Data Corp.


By:  /s/ Brian Duchinsky                    By:  /s/ Rick Lawson
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Brian Duchinsky                             Rick Lawson


Manager- Internet Healthcare Content        Vice President, Content


Date: 11/29/99                             Date: 11/29/99
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